Exhibit 99.1

THE TILE SHOP REPORTS THIRD QUARTER 2016 RESULTS

5.7% Comparable Store Sales Growth

17.0% Operating Income Growth

21.9% Net Income Growth

19.4% Adjusted EBITDA Margin and 9.4% Adjusted EBITDA Growth

Diluted Earnings per Share of $0.09, growth of 28.6%

Non-GAAP Diluted Earnings per Share of $0.10, growth of 25.0%

MINNEAPOLIS – October 18, 2016 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2016.

Net sales grew 8.5% to $78.6 million for the third quarter of 2016 compared with $72.4 million for the third quarter of 2015. The $6.2 million increase in net sales was due to a comparable store sales increase of 5.7%, or $4.1 million in the quarter and incremental net sales of $2.1 million from stores not included in the comparable store base. Comparable store sales growth was 9.7% in the third quarter of 2015.

“We are pleased to report another quarter with strong results and continued momentum for our business,” said Chris Homeister, CEO.  “Our ability to deliver sustained progress across all of our key initiatives resulted in another quarter with outstanding sales performance and significant earnings growth, as well as an increase to our full year outlook. We look forward to building upon our accomplishments as we seek a strong finish to 2016 and the continued delivery of significant growth in sales, operating margins and earnings per share in 2017.”

Gross margin for the third quarter of 2016 was 70.2% compared with 70.0% for the third quarter of 2015.

Selling, general and administrative expenses for the third quarter of 2016 were $47.4 million compared with $44.0 million for the third quarter of 2015. The $3.4 million increase was primarily driven by variable expenses associated with revenue growth and the costs associated with opening and operating new stores.

The Company opened three stores since the conclusion of the second quarter of 2016, consisting of a fourth store in the greater St. Louis, MO market in Brentwood, MO, a sixth store in the greater Twin Cities, MN market in Maple Grove, MN and a Chicago area location in Algonquin, IL, bringing the total store count in the greater Chicago market to eleven.  The Maple Grove, MN opening was a relocation. As of today, the Company operates 120 stores in 31 states.

For the nine months ended September 30, 2016, net sales grew 12.0% from $221.1 million in 2015 to $247.5 million in 2016. Comparable store sales for the nine month period increased 9.0%.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the third quarter of 2016 was $5.0 million compared with $3.9 million for the third quarter of 2015.  Non-GAAP diluted earnings per share for the third quarter of 2016 were $0.10 compared with $0.08 for the third quarter of 2015, representing 25.0% growth. See the “Non-GAAP Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP pre-tax and net income.

Non-GAAP Income Reconciliation

	Three Months Ended
	September 30, 2016			September 30, 2015
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$7,469	$4,583	$0.09	$6,197	$3,761	$0.07
Special charges(1)	725	445	0.01	162	98	0.00
Non-GAAP income(2)	$8,194	$5,028	$0.10	$6,359	$3,859	$0.08

(1) Shareholder and other litigation costs.

(2) Amounts may not foot due to rounding.

	Nine Months Ended
	September 30, 2016			September 30, 2015
			Diluted			Diluted
($ in thousands, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$29,983	$18,190	$0.35	$20,295	$11,910	$0.23
Special charges(1)	1,827	1,108	0.02	952	558	0.01
Write-off of debt issuance costs	-	-	-	194	115	0.00
Non-GAAP income(2)	$31,810	$19,298	$0.37	$21,441	$12,583	$0.25

(1) Shareholder and other litigation costs.

(2) Amounts may not foot due to rounding.

Adjusted EBITDA for the third quarter of 2016 was $15.3 million compared with $13.9 million for the third quarter of 2015, representing 9.4% growth. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30,		September 30,
	2016	2015	2016	2015
GAAP net income	$4,583	$3,761	$18,190	$11,910
Interest expense	363	503	1,382	2,101
Income taxes	2,886	2,436	11,793	8,385
Depreciation and amortization	5,770	5,504	16,954	16,597
Special charges(1)	725	162	1,827	952
Stock-based compensation	930	1,583	3,394	4,226
Adjusted EBITDA	$15,257	$13,949	$53,540	$44,171

(1) Shareholder and other litigation costs.

Financial Guidance

The Company is providing updated expectations for full year 2016 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2016 the Company expects:

($ in millions, except per share data)	2016	2015
Net Sales	$324 - $327	$293.0
Comparable Store Sales Change	mid to high single digits	7.4%
Gross Margin % of Net Sales	approx. 70%	69.5%
Depreciation & Amortization	approx. $23	$22.2
Stock Based Compensation	approx. $4	$5.5
Effective Tax Rate	approx. 40%	41%
Special Charges	approx. $2	$1.3
Non-GAAP Earnings Per Share	$0.45 - $0.47	$0.32
Adjusted EBITDA	$68 - $70	$58.4
Fully Diluted Shares Outstanding	approx. 52 million	51.3 million
New stores	approx. 10	7
Capital Expenditures	approx. $30	$19

See the “Non-GAAP Income Guidance Reconciliation” table and the “Adjusted EBITDA Guidance Reconciliation” table on the final page of this release for a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, October 18, 2016. Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays. The Tile Shop currently operates 120 stores in 31 states, with an average size of 21,300 square feet and sells products online at www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges related to litigation, including shareholder and other litigation.  Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges related to litigation costs, including shareholder and other litigation, and losses incurred in connection with the renegotiation of debt, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and our board of directors.  We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$9,835	$10,330
Restricted cash	210	219
Trade receivables, net	2,560	1,966
Inventories	66,379	69,878
Prepaid inventory	415	568
Income tax receivable	1,226	735
Other current assets, net	3,890	3,557
Total Current Assets	84,515	87,253
Property, plant and equipment, net	137,774	135,115
Deferred tax assets	19,781	20,846
Other assets	1,723	1,793
Total Assets	$243,793	$245,007

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$18,008	$14,584
Current portion of long-term debt	5,600	4,744
Income tax payable	404	1,101
Other accrued liabilities	22,764	19,327
Total Current Liabilities	46,776	39,756
Long-term debt, net	18,469	51,178
Capital lease obligation, net	725	797
Deferred rent	37,028	34,983
Other long-term liabilities	3,400	3,092
Total Liabilities	106,398	129,806

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,575,420 and 51,437,973 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	184,893	180,879
Accumulated deficit	(47,482)	(65,672)
Accumulated other comprehensive (loss) income	(21)	(11)
Total Stockholders' Equity	137,395	115,201
Total Liabilities and Stockholders' Equity	$243,793	$245,007

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$78,559	$72,404	$247,543	$221,073
Cost of sales	23,400	21,691	73,980	68,096
Gross profit	55,159	50,713	173,563	152,977
Selling, general and administrative expenses	47,361	44,047	142,300	130,678
Income from operations	7,798	6,666	31,263	22,299
Interest expense	(363)	(503)	(1,382)	(2,101)
Other income	34	34	102	97
Income before income taxes	7,469	6,197	29,983	20,295
Provision income taxes	(2,886)	(2,436)	(11,793)	(8,385)
Net income	$4,583	$3,761	$18,190	$11,910

Earnings per common share:
Basic	$0.09	$0.07	$0.35	$0.23
Diluted	$0.09	$0.07	$0.35	$0.23

Weighted average shares outstanding:
Basic	51,426,104	51,161,348	51,388,058	51,137,650
Diluted	51,929,226	51,424,979	51,817,588	51,254,547

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Gross margin rate	70.2%	70.0%	70.1%	69.2%
SG&A expense rate	60.3%	60.8%	57.5%	59.1%
Income from operations margin rate	9.9%	9.2%	12.6%	10.1%
Adjusted EBITDA margin rate	19.4%	19.3%	21.6%	20.0%

Non-GAAP Income Guidance Reconciliation

	2016 Guidance
	Low End			High End
			Diluted			Diluted
($ in millions, except per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$36	$22	$0.42	$38	$23	$0.44
Special charges(1)	2	1	0.02	2	1	0.02
Non-GAAP income(2)	$38	$23	$0.45	$40	$24	$0.47

(1) Shareholder and other litigation costs.

(2) Amounts may not foot due to rounding.

Adjusted EBITDA Guidance Reconciliation

	2016 Guidance
($ in millions)	Low End	High End
GAAP Net Income	$22	$23
Interest expense	2	2
Income taxes	14	15
Depreciation and amortization	23	23
Special charges(1)	2	2
Stock based compensation	4	4
Adjusted EBITDA(2)	$68	$70

(1) Shareholder and other litigation costs.

(2) Amounts may not foot due to rounding.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com